SHARE PURCHASE AND TRANSFER AGREEMENT

AGREEMENT, dated January 21, 2010, among the “Purchasing Group” and the undersigned individual persons (each an “Insider” and collectively the “Insiders”).

RECITALS:

A.             CS China Acquisition Corp., a Cayman Islands exempted company (the “Company”), will hold an extraordinary general meeting of its shareholders to consider and act upon, among other things, a proposal (the “Acquisition Proposal”) to adopt and approve the Stock Purchase Agreement, dated as of October 6, 2009, as amended (“Acquisition Agreement”), among the Company, Asia Gaming & Resort Limited (“AGRL”) and Spring Fortune Investment Ltd, providing for the acquisition (“Acquisition”) by the Company of all of the outstanding capital stock of AGRL.

B.             The Purchasing Group desires to purchase up to 300,000 ordinary shares (the “Purchased Shares”) of the Company that were sold in the Company’s initial public offering. For this, the Purchasing Group will receive 0.40 Founders Shares for each ordinary share purchased.

C.             In order to increase the likelihood of the approval of the Acquisition Proposal, the Purchasing Group has agreed to vote such Purchased Shares in favor of the Acquisition Proposal at the extraordinary general meeting and not redeem for cash in trust, all upon the terms and conditions set forth herein.

IT IS AGREED:

1.             Purchase and Voting of Shares.

(a)           The Purchasing Group hereby agree(s) it will purchase the Purchased Shares with time to vote in favor of the transaction.  Purchasing Group further agrees that it will not sell any of the Purchased Shares at a price of less than $6.00 per share for one year from the consummation of the Acquisition.

(b)           Solely with respect to the vote for the Acquisition Proposal and the other proposals presented to the shareholders of the Company for consideration at the extraordinary general meeting relating to the Acquisition, the Purchasing Group hereby irrevocably appoints the Insiders and each of them each with full power of substitution, as its proxy and attorney-in-fact, to the full extent of the Purchasing Group’s rights with respect to the Purchased Shares (and any and all other shares or securities or rights issued or issuable in respect thereof) to vote in such manner as each such person or his substitute shall in his sole discretion deem proper, and to otherwise act (including without limitation acting by written consent) with respect to all the Purchased Shares at any extraordinary general meeting of shareholders (whether or not adjourned) of the Company held until February 15, 2011.  This proxy is coupled with an interest and is irrevocable.  Execution by the Purchasing Group of this Agreement shall revoke, without further action, all prior proxies granted by the Purchasing Group at any time with respect to the Purchased Shares (and such other shares or other securities) and no subsequent proxies will be given by the Purchasing Group (and if given will be deemed not to be effective).  If the original holder of the Purchased Shares has already exercised its rights to demand that the Company convert such shares into cash, the Purchasing Group shall cause such original holder to withdraw and revoke such exercise.

2.             Insider Stock Transfers. In consideration of the agreements made by the Purchasing Group pursuant to this Agreement, if (i) the Purchasing Group purchases the Purchased Shares, (ii) such Purchased Shares are voted in favor of the Acquisition Proposal without a corresponding request for conversion of such shares into cash, (iii) the Acquisition Proposal is approved and (iv) the transactions contemplated by the Acquisition Agreement are consummated, the Insiders will, promptly after the closing of the Acquisition, transfer to the Purchasing Group their pro-rata portion of up to 120,000 ordinary shares (“Founder Shares”) of the Company beneficially owned by them. The Founder Shares shall be re-issued in the name of the Purchasing Group either in physical certificate form or electronically using Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System as directed by the Purchasing Group.

3.  Registration of Shares.  Promptly after consummation of the Acquisition, the Company shall file a registration statement covering the resale by the Purchasing Group of the Founder Shares and use its commercially reasonable efforts to have such registration statement declared effective by the Securities and Exchange Commission as soon as possible.

4.  Representations of Purchasing Group.  The Purchasing Group hereby represents and warrants to the Insiders that:

(a)           The Purchasing Group, in making the decision to receive the Founder Shares from the Insiders, has not relied upon any oral or written representations or assurances from the Insiders or any of its officers, directors, partners or employees or any other representatives or agents.

(b)           This Agreement has been validly authorized, executed and delivered by the Purchasing Group and, assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Purchasing Group does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Purchasing Group is a party which would prevent the Purchasing Group from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which the Purchasing Group is subject.

(c)           The Purchasing Group acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with the Purchasing Group’s own legal counsel and investment and tax advisors.  The Purchasing Group is not relying on any statements or representations of the Company or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

5. Insider Representations.  Each of the Insiders hereby represents and warrants to the Purchasing Group that:

(a)           This Agreement has been validly authorized, executed and delivered by each of the Insiders and, assuming the due authorization, execution and delivery thereof by the other parties hereto, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally.  The execution, delivery and performance of this Agreement by each of the Insiders does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which the Insiders is a party which would prevent the Insiders from performing their obligations hereunder or (ii) any law, statute, rule or regulation to which the Insiders are subject.

(b)             Each Insider is the beneficial owner of the Founder Shares listed next to his or her name on Schedule A and will transfer to the Purchasing Group promptly after the closing of the Acquisition good marketable title to the Founder Shares free and clear of any liens, claims, security interests, options charges or any other encumbrance whatsoever, except for restrictions imposed by federal and state securities laws.

6.  Disclosure; Exchange Act Filings. Promptly upon execution of this Agreement, the Company will issue a press release describing this Agreement and file a Report of Foreign Private Issuer on Form 6-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) reporting such execution. The parties to this Agreement shall cooperate with one another to assure that all such disclosures are accurate and consistent.

7. Entire Agreement; Amendment. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may be amended or modified only by written instrument signed by all parties. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, including the conflicts of law provisions and interpretations thereof.

9. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.

10. Termination.  Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect (i) upon the termination of the Acquisition Agreement prior to the consummation of the Acquisition or (ii) if the Purchasing Group fails to purchase the Purchased Shares as contemplated by Section 1 hereof.  Notwithstanding any provision in this Agreement to the contrary, the Insiders’ obligation to transfer the Founder Shares to the Purchasing Group shall be conditioned on the consummation of the Acquisition.

11.  Remedies.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law.  It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

12.  Acknowledgement; Waiver.  Purchasing Group (i) acknowledges that the Insiders may possess or have access to material non-public information which has not been communicated to the Purchasing Group; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against the Insiders or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including without limitation, any claims arising under Rule 10-b(5) of the Securities and Exchange Act of 1934; and (iii) is aware that the Insiders are relying on the truth of the representations set forth in Section 4 of this Agreement and the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

13.  Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.  This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

[Signature Page Follows]

CS CHINA ACQUISITION CORP. Solely with respect to its obligations set forth in Section 3 hereof

By:	/s/ James Preissler
Name:	James Preissler
Title:	Director & CFO

[Signature Page to Agreement Dated January 21, 2010]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Director

/s/ Chien Lee
Chien Lee
Date: January 20, 2010

/s/ William Haus
William Haus
Date: January 20, 2010

/s/ James Preissler
James Preissler
Date: January 20, 2010

/s/ Peter Li
Peter Li
Date: January 21, 2010

/s /Michael Zhang
Michael Zhang
Date:

/s/ William Heyn
William Heyn
Date: January 21, 2010

 SCHEDULE A

Founder Shares transferred per share purchased under the agreement:

Insider	Number of Shares
Chien Lee	0.180 per share purchased Maximum of 54,000 shares in aggregate
William Haus	0.060 per share purchased Maximum of 18,000 shares in aggregate
James Preissler	0.051 per share purchased Maximum of 15,300 shares in aggregate
Peter Li	0.051 per share purchased Maximum of 15,300 shares in aggregate
Michael Zhang	0.040 per share purchased Maximum of 12,000 shares in aggregate
William Heyn	0.018 per share purchased Maximum of 5,400 shares in aggregate

PURCHASING GROUP:		PURCHASING GROUP:

By:	Investgold Limited	By:
Name:	/s/ Richard Hui	Name:
Title:	Director	Title:
Shares	95,000	Shares

PURCHASING GROUP:		PURCHASING GROUP:

By:		By:
Name:		Name:
Title:		Title:
Shares		Shares

PURCHASING GROUP:		PURCHASING GROUP:

By:		By:
Name:		Name:
Title:		Title:
Shares		Shares

PURCHASING GROUP:		PURCHASING GROUP:

By:		By:
Name:		Name:
Title:		Title:
Shares		Shares